Press Release For immediate release

Invesco Ltd. Announces June 30, 2021 Assets Under Management
Investor Relations Contacts: Media Relations Contact:	Greg Ketron Aimee Partin Graham Galt	404-724-4299 404-724-4248 404-439-3070

Atlanta, July 12, 2021 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,525.0 billion, an increase of 1.3% versus previous month-end. Total net inflows were $8.3 billion. The firm achieved net long-term inflows of $1.9 billion this month. Non-management fee earning net inflows were $3.6 billion and money market net inflows were $2.8 billion. AUM was positively impacted by favorable market returns, which increased AUM by $17 billion. Reinvested distributions increased AUM by $0.7 billion and FX decreased AUM by $6.4 billion. Preliminary average total AUM for the quarter through June 30 were $1,480.2 billion, and preliminary average active AUM for the quarter through June 30 were $1,049.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2021(a)	$1,525.0	$795.5	$317.6	$88.5	$135.7	$187.7
May 31, 2021	$1,505.1	$779.2	$314.7	$89.4	$133.4	$188.4
April 30, 2021	$1,459.0	$757.6	$308.1	$87.3	$123.8	$182.2
March 31, 2021	$1,404.1	$725.0	$301.6	$85.2	$115.7	$176.6
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2021(a)	$1,066.0	$412.0	$274.6	$87.4	$135.7	$156.3
May 31, 2021	$1,063.2	$413.3	$272.1	$88.3	$133.4	$156.1
April 30, 2021	$1,041.2	$409.4	$268.1	$86.2	$123.8	$153.7
March 31, 2021	$1,006.3	$393.4	$262.9	$84.2	$115.7	$150.1
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2021(a)	$459.0	$383.5	$43.0	$1.1	$—	$31.4
May 31, 2021	$441.9	$365.9	$42.6	$1.1	$—	$32.3
April 30, 2021	$417.8	$348.2	$40.0	$1.1	$—	$28.5
March 31, 2021	$397.8	$331.6	$38.7	$1.0	$—	$26.5

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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